EXHIBIT 2.5


                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), effective as of this 11th day of December 1996 by and among Ambassadors International, Inc., a Delaware corporation ("AII"), Ambassador Performance Improvement, Inc., a Delaware corporation wholly-owned by AII ("API"), Bitterman & Associates, Inc., a Minnesota corporation (the "Corporation"), and Michael H. Bitterman ("Bitterman"), with reference to the following facts:

          A. Bitterman is the beneficial and record owner of approximately 45.48% of the issued and outstanding shares (the "Shares", as further defined in Section 4.4), of the capital stock of the Corporation.

          B. AII is the beneficial and record owner of all of the issued and outstanding shares of the capital stock of API.

          C. The respective Boards of Directors of AII and the Corporation deem it advisable and in the best interest of AII and the Corporation, and their respective shareholders, that the Corporation be merged with and into API (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

          D. As a part of the Merger transaction, the shareholders of the Corporation will receive, in exchange for their shares of common stock of the Corporation, $2,500,000 in cash and common stock of AII upon the terms and conditions contained herein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

          1.1 DELIVERY AND FILING OF ARTICLES OF MERGER; EFFECTIVE TIME OF MERGER. Subject to Articles 7 and 8 of this Agreement, the Merger shall be deemed effective as of the actual Closing Date (as defined in Section 9.1) and API and the Corporation will cause Articles of Merger, in substantially the form of the attached Exhibit 1.1 (the "Articles of Merger"), to be signed, verified and delivered to the Secretary of States of Minnesota and Delaware as provided in the Minnesota Business Corporation Act and the Delaware General Corporation Law, on or before the Closing Date. The closing of the Merger shall be the close of business on the date the Articles of Merger are accepted for filing with the Minnesota Secretary of State. On the Closing Date, the separate existence of the Corporation shall cease and the Corporation shall be merged with and into API. API, which shall be the party surviving the Merger, is sometimes referred to herein as the "Surviving Corporation", and as such, as provided under the provisions of this Agreement and under Minnesota law, will succeed to all rights, assets, liabilities and obligations of both the Corporation and API.

          1.2  CERTIFICATE OF INCORPORATION.  The Certificate of
     Incorporation of API, as in effect on the Closing Date, shall be and, until further amended as provided by law, continue to be the Certificate of Incorporation of the Surviving Corporation.

          1.3 BYLAWS. The Bylaws of API, as in effect on the Closing Date shall be and, until duly amended as therein provided, continue to be the Bylaws of the Surviving Corporation.

          1.4 DIRECTORS. The members of the Board of Directors of API immediately prior to the Closing Date shall constitute the Board of Directors of the Surviving Corporation on the Closing Date until their successors shall have been duly elected and qualified as provided in the Bylaws of the Surviving Corporation.

          1.5 OFFICERS. The officers of API in office on the Closing Date shall, after the Closing Date, constitute the officers of the Surviving Corporation until their successors shall have been duly elected and qualified as provided in the Bylaws of the Surviving Corporation.

          1.6 EFFECT OF MERGER. At the Closing Date, subject to any limitations or other provisions of any statutory or common law applicable to the transactions contemplated in this Agreement, the separate existence of API and of the Corporation shall cease, and the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of a public and of a private nature being subject to all of the restrictions, disabilities, liabilities and duties of API and the Corporation, the rights, privileges, powers and franchises and immunities of API and the Corporation, all property (whether real, personal or mixed) and all debts due on whatever account, as well as stock subscriptions and all other things in action or belonging to or due to the Corporation or API shall be vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in the Corporation and API shall not revert or be in any way impaired by reason of the Merger.

          1.7 FURTHER ASSURANCES. If, at any time after the Closing Date, the Surviving Corporation shall reasonably decide that any further assignments, assumptions or assurances in law or any other things are necessary or desirable to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, title to any property or right of API or the Corporation acquired or to be acquired by reason or as a result of the Merger, the proper officers and directors of the Surviving Corporation shall, in the name of API or the Corporation, as the case may be, execute and deliver all deeds, assignments and assurances in law and do all things reasonably necessary or proper to vest, perfect and confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the terms and conditions of this Agreement.

                                    ARTICLE 2

                          CONVERSION OF SHARES, RIGHTS
                           AND CONTINGENT COMMISSIONS


          2.1 CONVERSION OF SHARES; MERGER AMOUNT. At the Closing (as defined in Section 9.1), by virtue of the Merger, the 84,620.0063 issued and outstanding Shares, $1.00 par value, shall automatically convert into the right of the shareholders of the Corporation (the "Shareholders") to simultaneously receive, from AII and/or API, the sum of $2,500,000 (such sum is referred to as the "Merger Amount") as follows: (a) the Shares held by the Corporation's Employees Stock Ownership Trust (the "ESOP") shall convert into the right to receive in cash an amount equal to the product of (i) the Merger Amount, and
     (ii) a fraction, the numerator of which is the number of Shares held by the ESOP and the denominator of which are the number of Shares issued and outstanding as of the Closing Date, and (b) the Shares held by all Shareholders of the Corporation other than the ESOP shall convert into the right to receive the following: (i) shares of common stock of AII ("AII Common Stock") having a value of fifty percent (50%) of the Merger Amount (as such value is determined pursuant to Section 2.2), and (ii) cash in an amount equal to fifty percent (50%) of the Merger Amount less the amount to be received on the Shares held by the ESOP (which amount is described in clause (a) of this Section 2.1).

          2.2  VALUATION OF SHARES OF AII COMMON STOCK.  For purposes of
     Section 2.1, the shares of AII Common Stock to be delivered shall be valued on the Closing Date at the average of the closing price for such shares for each of the thirty (30) trading days preceding the Closing Date.

          2.3 DELIVERY OF MERGER AMOUNT. At the Closing, the stock certificates representing the Shares shall be automatically canceled, and the Shareholders shall deliver to AII or API all such stock certificates. Upon delivery of such certificates, AII shall at the Closing deliver to the Shareholders the cash portion of the Merger Amount payable at the Closing. Certificates evidencing the portion of the common stock of AII to be issued to the Shareholders other than the ESOP as of the Closing Date shall be delivered within ten (10) days of the Closing Date.

                                    ARTICLE 3

                                OTHER AGREEMENTS

          3.1 CONSULTING AGREEMENT. At the Closing, the Surviving Corporation (and AII as the guarantor of the Surviving Corporation's obligations thereunder) and Bitterman shall enter into a Consulting Agreement ("Consulting Agreement") in the form of Exhibit 3.1 attached hereto.

          3.2 NON-COMPETITION AGREEMENT. At the Closing, the Surviving Corporation (and AII as the guarantor of the Surviving Corporation's obligations thereunder) and Bitterman shall enter into a Non-Competition Agreement ("Non-Competition Agreement") in the form of
     Exhibit 3.2 attached hereto.

          3.3 EMPLOYMENT AGREEMENTS. On or before the Closing Date, the Corporation or Bitterman shall cause the termination of that certain Amended and Restated Employment Agreement between the Corporation and Bitterman dated May 14, 1996 ("Bitterman Employment Agreement"). All other existing employment agreements of the Corporation shall be deemed assumed by the Surviving Corporation upon Closing subject to the existing terms and conditions thereof and/or such other or additional terms and conditions, if any, as API and any affected employee may mutually agree.

          3.4 RESIGNATIONS. At the Closing, Bitterman shall cause the directors and officers of the Corporation and La Crosse Travel
     & Tours, Inc. (the "Subsidiary") to resign as directors and officers of the Corporation and the Subsidiary, respectively, effective as of the Closing Date; provided, however, that, except for Bitterman, no such resignation shall in any way affect, limit, alter or modify any of the Surviving Corporation's obligations or any employee's rights under the terms and conditions of any employment agreement in existence on the Closing Date naming any such director or officer as employee, except to the extent as may hereafter be otherwise separately agreed by API and the affected employee.

          3.5 INVESTMENT REPRESENTATIONS. Concurrent with the execution of this Agreement, Bitterman and all other Shareholders who are entitled to receive AII Common Stock as part of the Merger shall execute and deliver to AII investment representations in the form of
     Exhibit 3.5 attached hereto.

          3.6 ESOP. Prior to or concurrent with the Closing, the Corporation shall terminate the ESOP. AII and API hereby specifically acknowledge and agree that, notwithstanding such termination, upon Closing, the Surviving Corporation shall automatically become the administrator of the ESOP and shall, following the Closing Date, fully cooperate with the ESOP trustees to complete the liquidation of the ESOP in due course.

          3.7 OPTION AGREEMENTS AND STOCK REDEMPTION AND CROSS PURCHASE AGREEMENT. Prior to the Closing, the Corporation or Bitterman shall take all action necessary to cause all rights to purchase Shares held pursuant to option agreements, stock redemption and cross purchase agreement or other agreements, including but not limited to any such rights described in Exhibit 4.6, to be exercised or terminated. Following the Closing Date, Richard E. Fordyce, Gary Johnson and Gentry Thatcher shall each be entitled to participate in AII's 1995 Equity Participation Plan, true and correct copies of which have been furnished to each of them by AII, in accordance with the specific option rights pertaining to each of them as outlined on Exhibit 3.7 attached hereto.

          3.8 NO SHOP CLAUSE. From and after the date hereof, neither the Corporation nor Bitterman shall negotiate with or enter into any agreement with any third party for the sale of any of the Shares or the sale of the operating assets of the Corporation; provided, however, that such obligation shall terminate after the Closing Date if the Closing is not consummated for any reason other the breach of this Agreement by the Corporation or Bitterman.

          3.9 REGISTRATION OF AII STOCK; TRANSFER RESTRICTIONS. The AII Common Stock portion of the Merger Amount shall be registered by AII, and be thereafter subject to certain transfer restrictions, as follows:

               3.9.1 REGISTRATION. Within nine (9) months following the Closing Date, AII shall cause all of the AII Common Stock delivered to any of the Shareholders pursuant to this Agreement to be duly registered by filing a Form S-3 Registration Statement ("Registration Statement") in accordance with all applicable laws, rules and regulations and shall furnish evidence of such registration to each Shareholder holding any such AII Common Stock; provided, however, that such registration is subject to each Shareholder providing AII with such information, and cooperating with AII, in such manner, as AII may reasonably request.

               3.9.2 TRANSFER RESTRICTIONS FOLLOWING REGISTRATION. For each of the first twenty-four (24) months following the Closing Date, each of the Shareholders shall not sell, transfer, assign or otherwise dispose of shares of AII Common Stock which exceeds the Maximum Amount for such Shareholder in the aggregate which exceeds the Maximum Amount for such Shareholder in any calendar month. For purposes of Section 3.9, the Maximum Amount for any Shareholder shall be equal to 15,000 shares of AII Common Stock multiplied by a fraction, the numerator of which is the number of shares of AII Common Stock issued to such Shareholder pursuant to
          Article 2 and the denominator of which is the number of shares of AII Common Stock issued to all Shareholders pursuant to Article
          2. The certificates evidencing the AII Common Stock may bear such legends regarding restrictions on the transfer of such certificate as are described in Section 6 of Exhibit 3.5.

               3.9.3 EXPENSES. AII shall bear all registration and filing fees, state blue sky fees, printing expenses, and fees and disbursements of counsel and accountants for AII and up to $5,000 in fees and disbursements of counsel to the Shareholders in connection with registering the AII Common Stock issued to Shareholders in connection with this Agreement. Shareholders shall bear all costs and expenses of their counsel in excess of $5,000 in the aggregate and all underwriting discounts or commissions or other sales costs in connection with the registration or sale of such AII Common Stock.

               3.9.4 AII INDEMNITY. In connection with such Registration Statement, AII shall indemnify and hold harmless each holder of the AII Common Stock covered by such Registration Statement, amendment or supplement (such holder being hereinafter called the "Distributing Holder"), and each person, if any, who controls (within the meaning of the Securities Act of 1933 as amended (the "Securities Act")) the Distributing Holder, and each underwriter (within the meaning of the Securities Act) of such securities and each person, if any, who controls (within the meaning of the Securities Act) any such underwriter, against any losses, claims, damages or liabilities, joint or several, to which the Distributing Holder, any such controlling person or any such underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Distributing Holder and each such controlling person and underwriter for any legal or other expenses reasonably incurred by the Distributing Holder or such controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, HOWEVER, that AII will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, said preliminary prospectus, said final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished by such Distributing Holder specifically for use in the preparation thereof, and PROVIDED, FURTHER, that the indemnity contained herein is subject to the condition that, in so far as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus but eliminated or remedied in the final prospectus, such indemnity agreement shall not inure to the benefit of any Distributing Holder or any underwriter or any person controlling such Distributing Holder or underwriter from whom the person asserting any such loss, claim damage, expense, liability or action purchased the AII Common Stock if (i) prior to the time such final prospectus was required under the Securities Act to be furnished to such person AII had furnished copies of the final prospectus to such Distributing Holder or underwriter, (ii) a copy of such final prospectus, as then corrected or supplemented, was not furnished to such person at or prior to the time required under the Securities Act, and (iii) the delivery of such final prospectus would have constituted a complete defense to the claim asserted by such person which arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in said Registration Statement, in any preliminary prospectus or in the final prospectus or which arises out of or is based upon the omission or alleged omission to state in any of the foregoing any material fact required to be stated therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               3.9.5 SHAREHOLDER INDEMNITY. Prior to the filing of any Registration Statement covering the AII Common Stock, each Distributing Holder will agree, severally but not jointly, to indemnify and hold harmless AII against any losses, claims, damages or liabilities to which AII may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue or alleged untrue statement in any Registration Statement, preliminary prospectus, said final prospectus, or said amendment or supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said Registration Statement, said preliminary prospectus, said final prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished by such Distributing Holder specifically for use in the preparation thereof.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF THE
                            CORPORATION AND BITTERMAN

          Bitterman and the Corporation, jointly and severally, represent and warrant to AII and API that the following statements are true, correct and complete and will be true, correct and complete as of the Closing Date:

          4.1 EXECUTION AND DELIVERY OF AGREEMENT. The Corporation and Bitterman have duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of each of them enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Corporation subject to approval by Shareholders who own a majority of the Shares.

          4.2 CONSENTS AND APPROVALS. Except as described in Exhibit 4.2, the execution and delivery by Bitterman and the Corporation of this Agreement, the performance by Bitterman and the Corporation of their obligations under this Agreement and the consummation by Bitterman and the Corporation of the transactions contemplated by this Agreement do not require Bitterman or the Corporation to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

          4.3 ORGANIZATION, STANDING AND AUTHORITY. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Corporation and Subsidiary are not required to be qualified or otherwise authorized as a foreign corporation to transact business in any jurisdiction other than Minnesota, Wisconsin,

     Illinois, Pennsylvania, New York, Florida, California and Kansas and no other jurisdiction has claimed, in writing or otherwise, that the Corporation or Subsidiary is required to qualify or otherwise be licensed therein. The Corporation and Subsidiary do not presently file any franchise, income or other tax returns in any jurisdiction other than those referenced in this Section 4.3 above.

          4.4 OUTSTANDING CAPITAL STOCK OF THE CORPORATION AND THE SUBSIDIARY. The Corporation has 100,000 authorized shares of common stock having $1.00 par value, of which 84,620.0063 shares are issued and outstanding (referred to herein as the "Shares"). The Shares are the only issued and outstanding capital stock of the Corporation. All of the Shares are duly authorized and are validly issued, fully paid and non-assessable. The Subsidiary has 2,800 authorized shares of common stock, no par value, of which 400 shares are issued and outstanding (referred to herein as the "Subsidiary Shares"). The Subsidiary Shares are the only issued and outstanding capital stock of the Subsidiary. All of the Subsidiary Shares are duly authorized and are validly issued, fully paid and non-assessable.

          4.5 TITLE TO SHARES AND SUBSIDIARY SHARES. The Shareholders own beneficially and of record, free and clear of any lien or other encumbrance, all of the Shares as described on Exhibit 4.5 and, upon delivery and full payment of the Merger Amount for such Shares as provided in this Agreement, API will acquire good title to the Shares, free and clear of any lien or other encumbrance. The Corporation owns beneficially and of record, free and clear of any lien or other encumbrance, all of the Subsidiary Shares. Except as described on
     Exhibit 4.5, there are no outstanding options, rights, warrants, convertible securities or other agreements or commitments obligating Shareholders to sell any of the Shares or the Corporation to sell any of the Subsidiary Shares.

          4.6 OPTIONS OR OTHER RIGHTS. Except for this Agreement or as described on Exhibit 4.6, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Corporation or the Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Corporation or the Subsidiary, there is no outstanding security of any kind convertible into such capital stock, and there is no outstanding contract or other agreement of Shareholders, the Corporation or the Subsidiary to purchase, redeem or otherwise acquire any outstanding Shares or Subsidiary Shares.

          4.7 EQUITY INTERESTS. Except for the Subsidiary, the Corporation has no subsidiaries which it owns or controls, and except for the Corporation's investment portfolio the Corporation has no equity interest, whether of record or beneficial or otherwise, in any corporation, partnership, limited liability company, joint venture or other business association or entity. The Subsidiary has no subsidiaries which it owns or controls, and the Subsidiary has no equity interest, whether of record or beneficial or otherwise, in any corporation, partnership, limited liability company, joint venture or other business association or entity.

          4.8 CORPORATE RECORDS. To the best knowledge of the Corporation and Bitterman, the minute books of the Corporation and the Subsidiary are accurate and complete. All formal meetings of stockholders and directors of the Corporation and the Subsidiary heretofore held are reflected in minutes which appear in said minute books and were duly held. Copies of consents and of minutes of any meetings of the directors or shareholders of the Corporation or the Subsidiary held after the date hereof and on or prior to the Closing will be made available to AII and its counsel immediately after such meeting, and in all events prior to the Closing. The copies of the Articles of Incorporation and Bylaws of the Corporation and the Subsidiary contained in said minute books are true, correct and complete, as amended and existing at the date hereof. To the best knowledge of the Corporation and Bitterman, the books of account and other records of the Corporation (for approximately only the past seven (7) years) and the Subsidiary (to the extent the same are presently in the Corporation's possession) are complete and correct and accurately present and reflect, for the periods covered thereby, respectively, all of the transactions entered into by the Corporation or the Subsidiary or to which either of them is a party. Exhibit 4.8 attached hereto sets forth a true and complete listing of each of the Corporation's and Subsidiary's existing officers, directors, bank accounts, safe deposit boxes and the names of all persons authorized to draw thereon or have access thereto.

          4.9 FINANCIAL STATEMENTS. The Corporation has furnished to AII and/or API its consolidated balance sheet as of the end of each of the two years ended April 30, 1995 and 1996 and its statements of income, shareholder's equity and cash flow for each of the years in the two year period ended on April 30, 1996, together with appropriate notes to such financial statements, accompanied by the independent auditor's report from its independent certified public accountants, Larson, Allen, Weishair & Co. with respect to the consolidated balance sheet as of April 30, 1996 (collectively the "Financial Statements").

          To the best knowledge of the Corporation and Bitterman, (and except for the treatment of customer advances or the Corporation's investment in Spencer Global (the "Balance Sheet Exceptions")), the Financial Statements, including the related notes, have been prepared in conformity with generally accepted accounting principles consistently applied and are correct and complete in all material respects and fairly present the consolidated financial position of the Corporation and its consolidated Subsidiary as of the dates of such balance sheets and the consolidated results of its operations for the respective periods indicated.

          Except (to the extent applicable) for the Balance Sheet
     Exceptions, the Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          The Corporation has also furnished to AII and/or API the unaudited balance sheets of the Corporation and Subsidiary at September 30, 1996 together with their statements of income for the five (5) months ended September 30, 1996 (the "Interim Financial Statements"). Except (to the extent applicable) for the Balance Sheet Exceptions, the Interim Financial Statements are true and correct in all material respects and have been prepared in conformity with generally accepted accounting principles consistently applied. The Corporation and its Subsidiary have no liabilities, accrued, contingent or otherwise, not disclosed or provided for in the Interim Financial Statements.

          4.10 ABSENCE OF CERTAIN CHANGES. Except for this Agreement and as indicated in Exhibit 4.10, since the date of the Interim Financial Statements and through the Closing Date, there has not been and there will not be any:

               (a) transaction by the Corporation or the Subsidiary except in the ordinary course of business as conducted on that date, or execution of any contract or commitment (whether or not in the usual and ordinary course of business) involving a potential liability of the Corporation or the Subsidiary exceeding $10,000.00, individually, or $50,000.00, in the aggregate;

               (b) any capital expenditure by the Corporation or the Subsidiary or lease of capital equipment;

               (c) material adverse change in the condition (financial or otherwise), liabilities, assets, or, to the best knowledge of Bitterman and the Corporation, business or prospects of the Corporation or the Subsidiary;

               (d) to the best knowledge of Bitterman and the Corporation, destruction, damage to or loss of any asset of the Corporation or the Subsidiary (whether or not covered by insurance) which materially and adversely affects the condition (financial or otherwise), business or prospects of the Corporation;

               (e) to the best knowledge of Bitterman and the Corporation, labor trouble, strike or other event or condition of any character materially and adversely affecting the condition (financial or otherwise), business or prospects of the Corporation;

               (f) change by the Corporation in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Corporation;

               (g) reevaluation by the Corporation or the Subsidiary of any of their assets;

               (h) declaration, setting aside or payment of a dividend or other distribution in respect of, or any direct or indirect redemption, repurchase, or other acquisition by the Corporation, of any of its capital stock of any class or of any other of its securities;

               (i) increase in the salary or other compensation payable or to become payable by the Corporation or the Subsidiary to any of its respective officers, directors or employees, the adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional "fringe benefits", or the declaration or payment by the Corporation or the Subsidiary of a bonus or other additional salary or compensation to any such person or the contribution to any profit sharing or defined benefit plan;

               (j) transaction or any sale or transfer of any asset of the Corporation or the Subsidiary, except in the ordinary course of business;

               (k) amendment or termination of any contract or other agreement to which the Corporation or the Subsidiary is a party;

               (l) loan by the Corporation or the Subsidiary to any person or entity, or guaranty by the Corporation or the Subsidiary of any loan;

               (m) payment by the Corporation or the Subsidiary to any person or entity, or guaranty by the Corporation or the Subsidiary of any loan;

               (n) cancellation by the Corporation or the Subsidiary without full payment, of any note, loan, or other obligation owing to the Corporation or the Subsidiary;

               (o) mortgage, pledge or other encumbrance of any asset of the Corporation or the Subsidiary, except for liens for taxes not due;

               (p) incurrence of, assumption of, or taking any properties subject to, any liability, except for liabilities incurred or assumed or property taken in the ordinary course of business of the Corporation or the Subsidiary and consistent with past practice;

               (q) waiver or release of any right or claim of the Corporation or the Subsidiary, except in the ordinary course of business;

               (r) amendment of the Articles of Incorporation, bylaws or other charter documents of the Corporation or the Subsidiary, issuance of any shares of capital stock or other securities or other equity interests of the Corporation or the Subsidiary, or issuance or creation of any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of capital stock or other securities or other equity interest of the Corporation or the Subsidiary may be directly or indirectly authorized, issued, or transferred from treasury;

               (s) event or condition of any character which, to the best knowledge of Bitterman and the Corporation, has or might reasonably be expected to have a material and adverse effect on the financial condition, business, assets or prospects of the Corporation; or

               (t) agreement, commitment by or obligation of the Corporation or the Subsidiary to do, or undertaking by the Corporation or Subsidiary which may cause, any of the matters described in the preceding clauses (a) through (s).

          4.11 COPIES OF DOCUMENTS; NO DEFAULT.   The Corporation has made
     available to AII and/or API true and complete copies of all existing contracts or other agreements, whether or not made in the ordinary course of business, to which the Corporation or the Subsidiary is a party and during the term of which the Corporation or the Subsidiary may hereafter receive or be obligated to pay at least $10,000.00. To the extent that such contracts and agreements are individually or in the aggregate material to the business, properties, assets, operations, condition (financial or otherwise) or results of operations of the Corporation or the Subsidiary, each such contract and other agreement is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and the Corporation or the Subsidiary is not in default under any of them and neither Bitterman nor the Corporation nor the Subsidiary has received any notice from any other party to such contract(s) alleging that such a default exists or that such party has reason to believe that the Corporation will not be able to fulfill, when due, all of its obligations which remain to be performed after the date hereof. None of such contracts or agreements will expire or be terminated or be subject to any modification of terms or conditions solely by reason of the consummation of the Merger. Exhibit 4.11 sets forth a list of all such contracts and other agreements.

          4.12 ASSETS. The Corporation and the Subsidiary owns outright and has good title to all of its respective assets and properties, free and clear of any lien or other encumbrance, except as specifically referenced in the Financial Statements or the Interim Financial Statements or as listed on Exhibit 4.12A. Exhibit 4.12B is a list of all fixed assets owned by the Corporation or the Subsidiary. All of the property (whether real or personal, owned or leased) used by the Corporation and the Subsidiary in its respective business has been reasonably maintained, is in good operating condition allowing for normal wear and tear, and is fit for the purposes for which they are being utilized. All inventories reflected in the Interim Financial Statement are stated at the lower of the Corporation's cost or market and, as so stated, meet the Corporation's specifications, are regularly offered from current price lists and are not custom made, and are useable or saleable in the category in which they are inventories in the ordinary course of its business, without discount from the prices generally charged for like inventory other than normal trade discounts regularly offered by the Corporation for prompt payment or quantity purchase. The accounts receivable shown on the Interim Financial Statement are, and all accounts receivable arising after the date of the Interim Financial Statement and on or before the Closing will be, valid and enforceable obligations due to the Corporation and, to the extent they exceed, in the aggregate, the reserve for bad debts set forth in the Interim Financial Statement shall be paid to the Corporation within nine (9) months of the Closing provided API uses reasonably diligent and businesslike efforts to obtain payment thereof. The goods and services sold and delivered by the Corporation that gave rise to such accounts receivable were sold and delivered in conformity with the applicable purchase orders, agreements and specifications. Such accounts receivable are subject to no valid defense or offset except routine customer complaints of an immaterial nature.

          4.13 REAL ESTATE AND LEASES. The Corporation and the Subsidiary do not own any real property. Neither the Corporation nor the Subsidiary has any options or contractual obligations to purchase or acquire any ownership interest in real property. All leases, subleases or other agreements under which the Corporation or the Subsidiary is lessee of any real and personal property are described on Exhibit 4.13 and true and complete copies of all such agreements have been made available to AII and/or API. To the best knowledge of Bitterman and the Corporation, such leases, subleases and other agreements are in full force and effect and neither the Corporation, the Subsidiary nor any of the other parties are in default thereunder and the Corporation or the Subsidiary has not received any notice of any default thereunder.

          4.14 INTANGIBLE PROPERTY AND COMPUTER SOFTWARE. To the best knowledge of Bitterman and the Corporation, the Corporation and the Subsidiary owns and/or has registered or has valid rights to use all trademarks, trade names, designs, formulas, know-how, processes, trade secrets, copyrights and computer software which are necessary for the conduct of its respective business as now being conducted. The Corporation recognizes that the transactions contemplated by this Agreement do or may constitute a "change in control" and the Corporation shall take all reasonable steps requested by AII and/or API to ensure that all intangible property and computer software currently used in the conduct of its or the Subsidiary's business will continue to be available following the consummation of this transaction. The Corporation and the Subsidiary are not infringing the rights of others with respect to any of the foregoing and neither Bitterman nor the Corporation has received written notice that the Corporation or the Subsidiary is infringing upon any existing or pending trademark, trade name registration or copyright. The Corporation and the Subsidiary do not own any patents, patent licenses, permits with respect to patents, copyrights, or any applications therefor. Exhibit 4.14 is a list of all trademarks, trade names, copyrights and computer software created by or for the Corporation's or the Subsidiary's specific use, whether or not now being used by such party.

          4.15 LITIGATION. There is no action, claim, suit or other legal proceeding or government investigation pending or, to the best knowledge of Bitterman and the Corporation, threatened against the Corporation or the Subsidiary relating to or affecting the transactions contemplated by this Agreement or which might result in any material adverse change in the business, condition, taxes or earnings of the Corporation or the Subsidiary. There are no outstanding, pending or, to the best of the Corporation's and Bitterman's knowledge, threatened orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Corporation.

          4.16 LIABILITIES. To the best knowledge of Bitterman and the Corporation, the Corporation and the Subsidiary did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, nor are there any specific facts or specific circumstances which exist that may give rise to any of the foregoing ("Liabilities"), that was not fully and adequately reflected or reserved against in the Financial Statements or the Interim Financial Statements. The Corporation and the Subsidiary do not have any Liabilities, other than (i) Liabilities fully and adequately reflected or reserved against on the Financial Statements or the Interim Financial Statements, and (ii) Liabilities incurred since the date of the Financial Statements or the Interim Financial Statements in the ordinary course of business.

          4.17 EMPLOYEE RELATIONS. Listed in Exhibit 4.17 are all plans, contracts, and arrangements, oral, implied or written, included but not limited to union contracts, employment agreements, consulting agreements, employee manuals, incentive payment plans and employee benefit plans, whereunder the Corporation or the Subsidiary has any obligations (other than obligations to make current wage or salary payments terminable on notice of 30 days or less) to its officers or employees or other persons or their beneficiaries or where under any of such person owes money to the Corporation or the Subsidiary.
     Exhibit 4.17 also reflects compensation payable to any officers, directors, employees or consultants of the Corporation or the Subsidiary who receive in excess of $60,000 per annum from wages, bonuses or other forms of compensation.

          To the best knowledge of Bitterman and the Corporation, the Corporation and the Subsidiary are in substantial compliance with all applicable laws relating to the employment of labor, including but not limited to laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other federal, state and local taxes. The Corporation and the Subsidiary are neither a party to nor bound by any collective bargaining agreement and, to the best knowledge of Bitterman and the Corporation, no organization is currently seeking certification nor has any organization been certified as a bargaining agent on behalf of any of the Corporation's or the Subsidiary's employees.

          4.18 ERISA

               4.18.1 NO EXTRAORDINARY BENEFIT PLAN LIABILITIES. Except for the ESOP and as disclosed on Exhibit 4.18, the Corporation and the Subsidiary do not maintain, contribute to, or have any liability to any pension, profit sharing or other "employee pension benefit plan" or "employee welfare benefit plan" (as those terms are respectively defined in sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), other than ordinary and usual claims for benefits by participants or beneficiaries or pursuant to domestic relations orders. Each plan listed on Exhibit 4.18 is in compliance with the requirements prescribed by any and all statutes, orders, or governmental rules or regulations currently in effect, including, but not limited to ERISA, and the Internal Revenue Code of 1986, as amended (the "Code"), applicable to such plans. Except as disclosed in Exhibit 4.18, the Corporation and the Subsidiary do not have any other plan or agreement with any of its employees, officers, directors, agents or representatives providing for present or future employee benefits or deferred compensation of any nature whatsoever, stock options, stock purchase or other employee benefits of any nature whatsoever.

               4.18.2 EMPLOYEE BENEFIT PENSION PLANS. Neither the Corporation, the Subsidiary nor any of their directors, officers, employees or any other "fiduciary," as that term is defined in Section 3(21) of ERISA, has engaged in a "prohibited transaction", as that term is defined in Section 406 of ERISA or Section 4975 of the Code which could result in the assessment of a material penalty under
     Section 502(i) of ERISA or an excise tax under section 4975 of the Code. There are no claims threatened or pending with respect to the ESOP.

               4.18.3  NO MULTIEMPLOYER PLANS.  Except as disclosed on
     Exhibit 4.18, neither the Corporation nor the Subsidiary is a contributing employer under or has any actual or potential liability to any "multiemployer plan", as that term is defined in Section 3(37) of ERISA.

               4.18.4 NO UNFUNDED OR INFORMAL PLANS. The Corporation and the Subsidiary do not maintain or contribute to any funded or unfunded medical, health or life insurance plans or arrangements for retirees or terminated employees.

               4.18.5 PLANS IN SUBSTANTIAL COMPLIANCE. All of the "employee welfare benefit plans", as that term is defined in section 3(1) of ERISA, maintained for eligible employees of the Corporation and the Subsidiary and any related trust or insurance contract have been maintained in substantial compliance with their respective terms and in substantial compliance with all applicable laws.

               4.18.6 PLANS' ANNUAL REPORTS. A true and correct copy of the most recent annual report, actuarial report, summary plan description and IRS determination letter with respect to any and all of the Corporation's and the Subsidiary's plans, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded plan arrangement or agreement has been supplied to AII and/or API by the Corporation, and there have been no material adverse changes in the financial condition of any plan from that stated in the annual reports and actuarial reports supplied.

          4.19 INSURANCE. The Corporation has provided to AII and/or API copies of all policies or binders of fire, professional errors and omissions, liability, workers' compensation, vehicular and other insurance held by or on behalf of the Corporation and the Subsidiary. To the best knowledge of Bitterman and the Corporation, no claims are pending with respect to any such policies or binders and such policies and binders are in full force and effect, and insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Corporation. The Corporation and the Subsidiary has insurance coverage for potential workers' compensation liabilities. A description of each of the aforesaid insurance policies is set forth in Exhibit 4.19.

          4.20 COMPLIANCE WITH LAWS; GOVERNMENTAL MATTERS. To the best knowledge of Bitterman and the Corporation, the Corporation and the Subsidiary have substantially complied with all federal, state, county, local and foreign laws, ordinances, regulations and orders applicable to each of them and no expenditures will be required in order to insure continued compliance therewith, except ordinary and necessary expenditures similar to those incurred historically by the Corporation and the Subsidiary to maintain continued compliance therewith and expenditures arising in connection with any of the transactions contemplated in this Agreement. Except as indicated in
     Exhibit 4.20, no franchise, license, permit, order or approval of any governmental or regulatory body is material to or necessary for the conduct of the business of the Corporation or the Subsidiary.
     Exhibit 4.20 sets forth each franchise, license, permit, order and approval necessary to the conduct of the business of the Corporation and the Subsidiary, together with its date of expiration and a brief description of its material terms. To the best knowledge of Bitterman and the Corporation, each is in full force and effect, no violations are or have been recorded in respect of any thereof, and no proceeding is pending, or to the knowledge of Bitterman or the Corporation, threatened, to revoke, amend or limit any thereof and except as indicated in Exhibit 4.20, there are no pending or threatened proceedings by or before any governmental body which involve new special actions, laws, regulations, ordinances or similar matters which, if instituted, would have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business or prospects of the Corporation or the Subsidiary.

          4.21 TAX MATTERS.

               4.21.1 PAYMENT OF TAXES AND FILING OF TAX RETURNS. The Corporation and the Subsidiary have filed all Tax Returns (defined as any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedules or attachments and including any amendments) that either of them was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (defined as any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholdings, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not) due and payable on or before the Closing Date by the Corporation or the Subsidiary for any and all periods of time through the Closing (whether or not shown on any Tax Return) have been paid or will be paid as of the Closing Date. The Corporation and the

     Subsidiary are not currently the beneficiaries of any extension of time within which to file any Tax Return. Neither the Corporation nor the Subsidiary has received any claim by an authority in a juris-diction where the Corporation or the Subsidiary does not file Tax Returns that the Corporation or the Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Corporation or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

               4.21.2 TAX OBLIGATIONS TO THIRD PARTIES. The Corporation and the Subsidiary have withheld and paid all taxes required to have been withheld and paid (other than taxes not yet due) in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

               4.21.3 No OUTSTANDING TAX LIABILITY. Neither Bitterman nor any director or officer (or employee responsible for tax matters) of the Corporation or the Subsidiary has actual knowledge (or, to the best knowledge of Bitterman and the Corporation, any reason to expect) that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of the Corporation or the Subsidiary either claimed or raised by any authority in writing or as to which the Corporation or Bitterman or the directors and officers (and employees responsible for tax matters) of the Corporation or the Subsidiary have actual knowledge based upon personal contact with any agent of such authority. No Tax Returns due for any period after the Corporation's fiscal year ended April 30, 1992 have been audited or currently are the subject of audit and no other audits are pending. The Corporation has delivered or made available to AII and/or API correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to the Corporation or the Subsidiary for all periods after the Corporation's fiscal year ended April 30, 1992.

               4.21.4 STATUTE OF LIMITATIONS AND WAIVER. Neither the Corporation nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          4.22 BUSINESS CONDITIONS. Other than generally applicable market and business risks, neither Bitterman nor the Corporation have actual knowledge of any existing specific condition, nor, to the best knowledge of Bitterman and the Corporation, does any fact exist, which would have a material adverse effect upon the business of the Corporation or the Subsidiary or will prevent the business of the Corporation or the Subsidiary from being carried on in its present form following Closing. To the best knowledge of Bitterman and the Corporation, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause any of the Corporation's or the Subsidiary's clients or customers to terminate their association with the Corporation or the Subsidiary.
     To the best knowledge of Bitterman and the Corporation, neither Bitterman nor any officer, director or employee of the Corporation or the Subsidiary owns, directly or indirectly, a controlling interest in, or is an employee of, any corporation, firm or other business organization which is a competitor of the Corporation or the Subsidiary.

          4.23 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of the Corporation or Bitterman in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic in all material respects. The information furnished to AII and/or API by or on behalf of the Corporation or Bitterman in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF API AND AII

          API and AII jointly and severally represent and warrant to the Shareholders and the Corporation that the following statements are true, correct and complete and will be true, correct and complete as of the Closing Date:

          5.1 EXECUTION AND DELIVERY OF AGREEMENT. AII and API have duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of each of them enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly authorized by the Boards of Directors of AII and API.

          5.2 CONSENTS AND APPROVALS. Except as described in Exhibit 5.2, the execution and delivery by AII and API of this Agreement, the performance by AII and API of their obligations under this Agreement and the consummation by AII and API of the transactions contemplated by this Agreement do not require AII or API to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

          5.3 ORGANIZATION, STANDING, AND AUTHORITY. AII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. API is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

          5.4 TITLE TO AII STOCK. The AII Common Stock to be delivered to the Shareholders, other than the ESOP, pursuant to this Agreement has been duly authorized and, once issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any lien or other encumbrance upon issuance.

          5.5 LITIGATION. There is no action, claim, suit or other legal proceeding or governmental investigation pending or, to the best knowledge of AII and API, threatened against AII or API relating to or affecting the transactions contemplated by this Agreement or which might result in any material adverse change in the business, condition, taxes or earnings of AII or API. There are no outstanding, pending or, to the best of AII's and API's knowledge, threatened orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving AII or API.

          5.6 INVESTMENT REPRESENTATIONS. The Shares are being acquired by API for its own account, for investment purposes only and not with a view to or for sale in connection with any distribution thereof. AII and API each have such knowledge and experience in financial, tax and business matters that they are capable of evaluating the merits and risks of this transaction.

          5.7 SEC FORMS. AII has furnished to the Corporation and Bitterman a copy of AII's Form 10-KSB for its fiscal year ended December 31, 1995 and Form 10-QSB for its fiscal quarter ended September 30, 1996 (collectively, the "SEC Forms"), which has been filed with the Securities and Exchange Commission and AII shall also furnish the Corporation and Bitterman with a copy of any subsequent SEC filings promptly following the filing and in any event prior to Closing. AII represents and warrants that the financial and other information contained therein are true, accurate and complete, and are in accordance with the books and records of AII, set forth fairly AII's financial condition and results of its operations as of the dates specified therein, are understood to contain and reflect all necessary adjustments for a fair presentation of the results of operations and financial condition for the periods covered thereunder and, with respect to any of AII's contracts and commitments, contain and reflect reserves for all material liabilities and for all reasonably anticipated material losses.

          5.8 CAPITAL STRUCTURE OF AII. Except for options and other rights issued under AII's 1995 Equity Participation Plan, the current capital structure of AII is constituted as disclosed in the SEC Forms and there are no other options, rights, warrants, convertible securities or other agreements or commitments relating thereto which are not disclosed therein.

          5.9 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of AII or API in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic in all material respects. The information furnished to any of the Shareholders or the Corporation by or on behalf of AII or API in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

                                    ARTICLE 6

                    COVENANTS AND AGREEMENTS PRIOR TO CLOSING

          The parties covenant and agree as follows:

          6.1 CONTINUED DUE DILIGENCE. During the period from the date hereof through and until the Closing Date, API shall continue to have reasonable access (during normal business hours) to the assets, liabilities, properties, employees, business and operations of the Corporation and the Subsidiary, and the right to make such continuing examination of the books, records and financial condition of the Corporation and the Subsidiary as API may wish.

          6.2 EXPENSES. Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants. Notwithstanding the foregoing it is specifically hereby understood and agreed that all such expenses incurred by the Corporation or Bitterman shall, upon and following Closing, be and remain the obligation of, and be paid for by, the Surviving Corporation as the successor to the Corporation; provided, however, that such legal and accounting fees and expenses incurred by Bitterman and the Corporation from and after October 1, 1996 through the Closing (such fees and expenses are referred to as the "Professional Fees") and paid for by the Corporation or the Surviving Corporation shall be deducted from the "Threshold Amount" referenced in Section 11.1.1 below.

          6.3 INDEMNIFICATION AGAINST BROKERAGE. AII and Bitterman shall indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of AII and API on the one hand, or the Corporation and Shareholders, on the other hand, and to bear the cost of legal expenses incurred in defending against any such claim.

          6.4 EMPLOYMENT OF CONTINUING EMPLOYEES. Upon Closing, all existing employment agreements of the Corporation, other than the Bitterman Employment Agreement, shall be deemed assumed by the Surviving Corporation. Prior to Closing, API shall be free to contact any of the officers or key employees of the Corporation who have written employment agreements with the Corporation, for the purpose of negotiating any modifications to such employment agreements as API and the affected officer or employee may mutually agree, provided all such modifications or amendments shall become effective only upon the Closing unless otherwise agreed by the Corporation. Except as otherwise provided in this Agreement, and subject to all employment agreements in existence on Closing, API reserves the right to make (or to cause the Corporation or the Subsidiary to make) necessary personnel or staffing adjustments following the Closing and this Agreement shall not be construed to create contractual employment rights in any employees other than as employees terminable at will.

          6.5 TERMINATED EMPLOYEES; COBRA INDEMNIFICATION. Bitterman shall pay and be liable to API and shall indemnify, defend and hold harmless API and the Corporation, under, and subject to the limitations and other terms of, the Indemnification (as defined in Section 11.1.1), from and against and in respect of any and all losses, damages, liabilities, taxes and sanctions that arise under Sections 106(b)(1), 162(i)(2) and 4980B of the Code, interest thereon and any penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit proceeding, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against API, the Corporation or the Subsidiary and any of their employees arising by reason of or relating to any failure to substantially comply with the health care continuation coverage requirements of Section 4980B (formerly Section 162(k)) of the Code and Sections 601 through 608 of ERISA which failure occurred on or prior to the Closing Date with respect to any current or prior employee of the Corporation or the Subsidiary or any qualified beneficiary of such employee (as defined in Section 4980B(g)(l) (formerly Section 162(k)(7)(B)) of the Code) on or prior to the Closing Date. For purposes of this provision, references to the Code and ERISA shall include references to any provision of such statutes as they may be amended from time to time.

          6.6  BANK ACCOUNTS.  Prior to the Closing, neither the
     Corporation nor the Subsidiary shall establish any new bank accounts or add any authorized signatories without the prior written consent of AII.

          6.7 APPROVAL OF SHAREHOLDERS. The Corporation will duly call and will promptly hold a meeting of its Shareholders (or obtain written consents in lieu of a meeting) for the purpose of approving the Merger on the terms and conditions set forth in this Agreement and in connection therewith will comply fully with the applicable provisions of the Minnesota Business Corporation Act and the Bylaws of the Corporation relating to the calling and holding of a meeting of shareholders for such purpose. API will duly call and will promptly hold a meeting of its shareholders (or obtain written consents in lieu of a meeting) for the purpose of approving the Merger on the terms and conditions set forth in this Agreement and in connection therewith will comply fully with the applicable provisions of the Delaware Business Corporation Act and the Bylaws of API relating to the calling and holding of a meeting of shareholders for such purpose. AII will also duly and promptly take such corporate action as shall be necessary to approve the Merger on the terms and conditions set forth in this Agreement and the applicable provisions of the Delaware Business Corporation Act and the Bylaws of AII relating thereto.

          6.8 FURTHER ASSURANCES. Each of the parties to this Agreement shall execute such documents and other papers and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

                                    ARTICLE 7

                    CONDITIONS TO OBLIGATIONS OF API AND AII

          The obligations of API and AII under this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          7.1 PERFORMANCE. Each of the acts and undertakings of the Corporation, Bitterman and Shareholders to be performed at or prior to the Closing pursuant to this Agreement shall have been performed in all material respects.

          7.2 SHAREHOLDER APPROVAL. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly authorized by Shareholders owning a majority of the Shares.

          7.3 DISSENTERS' RIGHTS. No Shareholder shall have perfected dissenters' rights with respect to the Merger under the Minnesota Business Corporation Act.

          7.4  CORPORATE ACTIONS.  API shall have received:

               7.4.1 A certified copy of the resolutions duly adopted by the Board of Directors and Shareholders of the Corporation authorizing the execution, delivery and performance of this Agreement by the Corporation;

               7.4.2 A certificate of the Secretary or an Assistant Secretary of the Corporation as (i) to the incumbency and signatures of officers of the Corporation, and (ii) to the absence of any proceedings for dissolution or liquidation with respect to the Corporation; and

               7.4.3 Resignations of all of the officers and directors of the Corporation and the Subsidiary in accordance with the terms of this Agreement.

          7.5 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bitterman and of the Corporation made in this Agreement shall be true in all respects on and as of the Closing Date and with the same effect as though such representations and warranties had been made on and as of such date except as otherwise contemplated or permitted by this Agreement, and API shall have received at Closing a certificate or certificates to that effect dated the Closing Date and executed on behalf of the Corporation by a duly authorized officer of the Corporation and by Bitterman.

          7.6 ACTIONS OR PROCEEDINGS. No action or proceeding by any governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which would if successful result in, damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the good faith and reasonable judgment of API, make it inadvisable to consummate such transactions, and no court order shall have been entered and be in force in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          7.7 SECURITIES LAWS. AII shall have received all necessary permits and otherwise complied with any state Blue Sky, securities, tender offer or take-over laws applicable to the issuance of shares of AII Common Stock in connection with the Merger.

          7.8 EMPLOYMENT AGREEMENTS. API shall have negotiated and executed such amendments or modifications, effective as of the Closing, to the written employment agreements with such non-at-will employees of the Corporation as shall be satisfactory to API in its sole and absolute discretion.

          7.9 OPINION OF COUNSEL. API shall have received a favorable opinion, reasonably satisfactory to API, of Snelling, Christensen & Laue, P.A., counsel to the Corporation and Bitterman, dated as of the Closing Date, addressed to API, to the effect that:

               (a) The Corporation and the Subsidiary are duly organized, validly existing and in good standing under the laws of the State of Minnesota and Wisconsin, respectively, and have all requisite power to own, lease and operate their respective assets, properties and business as now conducted.

               (b) Bitterman and the Corporation have the full right, power and authority required to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by Bitterman or the Corporation in connection herewith and to perform fully its obligations hereunder and thereunder.

               (c) This Agreement and all other agreements and instruments to be executed by Bitterman and the Corporation in connection herewith have been duly and validly authorized, executed and delivered by Bitterman and the Corporation and constitute the legal, valid and binding obligations of Bitterman and the Corporation, enforceable in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally.

               (d) The authorized, issued and outstanding capital stock of the Corporation and the Subsidiary is as stated in Exhibit 4.5 hereof; all of the shares of issued and outstanding capital stock of the Corporation and the Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

               (e) To the best knowledge of such counsel, neither the Corporation or the Subsidiary is a party to or bound by any outstanding option or agreement to sell, issue, buy or otherwise dispose of or acquire any shares of capital stock or any debt security of the Corporation or the Subsidiary.

               (f) To the best knowledge of such counsel, there is no pending claim, action, suit, investigation or proceeding of any kind in which the Corporation or the Subsidiary has been served with process or otherwise received actual notice, which will have a material adverse effect on the Corporation or the Subsidiary.

               (g) The ESOP has been terminated (but not liquidated) by the Corporation.

               (h) To the best knowledge of such counsel, no Shareholder shall have perfected dissenters' rights with respect to the Merger under the Minnesota Business Corporation Act.

               (i) All necessary permits under Minnesota securities, tender offer or take-over laws applicable to the issuance of shares of AII Common Stock in connection with the Merger have been obtained.

                                    ARTICLE 8

                          CONDITIONS TO OBLIGATIONS OF
                          BITTERMAN AND THE CORPORATION

          The obligations of Bitterman and the Corporation under this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          8.1 PERFORMANCE. Each of the acts and undertakings of API and AII to be performed at or prior to the Closing pursuant to this Agreement shall have been performed in all material respects.

          8.2 SHAREHOLDER APPROVAL. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly authorized by Shareholders owning a majority of the Shares and no Shareholder shall have perfected dissenters rights with respect to the Merger under the Minnesota Business Corporation Act.

          8.3  CORPORATE ACTIONS.  The Shareholders shall have received:

               8.3.1 A certified copy of the resolutions duly adopted by the Board of Directors and Shareholders of API authorizing the execution, delivery and performance of this Agreement by API including, without limitation, the Consulting Agreement and Non-Competition Agreement;

               8.3.2 A certificate of the Secretary or an Assistant Secretary of API as to the absence of any proceedings for dissolution or liquidation with respect to API; and

               8.3.3 A certified copy of the resolutions duly adopted by the Board of Directors of AII authorizing the execution, delivery and performance of this Agreement by AII, including, without limitation, AII's guarantee of API's obligations under the Non-Competition Agreement and the Consulting Agreement, and the issuance and delivery of the AII Common Stock to the Shareholders in accordance with this Agreement.

          8.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of API and AII made in this Agreement shall be true in all respects on and as of the Closing Date and with the same effect as though such representations and warranties had been made on and as of such date except as otherwise contemplated or permitted by this Agreement, and the Shareholders shall have received at Closing a certificate or certificates to that effect dated the Closing Date and executed on behalf of API and AII by duly authorized officers.

          8.5 ACTIONS OR PROCEEDINGS. No action or proceeding by any governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which would if successful result in, damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the good faith and reasonable judgment of Bitterman or the other Shareholders, make it inadvisable to consummate such transactions, and no court order shall have been entered and be in force in any action or proceeding instituted by any other party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

          8.6 OPINION OF COUNSEL. The Shareholders shall have received a favorable opinion, reasonably satisfactory to the Shareholders, of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips, counsel to API and AII, dated as of the Closing Date, addressed to the Shareholders, to the effect that:

               (a) API and AII have all requisite power, authority and approval required to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by API and AII in connection herewith and to perform fully their respective obligations hereunder and thereunder.

               (b) AII and API are both duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite power to own, lease and operate their respective assets, properties and business as now conducted.

               (c) This Agreement and all other agreements and instruments to be executed and delivered by AII and API, or either of them, in connection herewith, including without limitation, the Consulting Agreement and the Non-Competition Agreement, have been duly and validly authorized, executed and delivered by AII and API and constitute the legal, valid and binding obligations of AII and API, respectively, enforceable in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally.

               (d) To the best knowledge of such counsel and except as disclosed to the Shareholders prior to Closing, there is no pending claim, action, suit, investigation or proceeding of any kind in which AII or API has been served with process or otherwise received actual notice which will have a material adverse effect on AII or API.

               (e) The shares of AII Common Stock to be issued to the Shareholders other than the ESOP will be, when delivered to such Shareholders pursuant to this Agreement, duly authorized, validly issued, fully paid and non-assessable shares of AII Common Stock free and clear of any lien or other encumbrance upon issuance.

               (f) Except for options and other rights issued under AII's 1995 Equity Participation Plan, the current capital structure of AII is constituted as disclosed in the SEC Forms and there are no other options, rights, warrants, convertible securities or other agreements or commitments relating thereto which are not disclosed therein.

          8.7 TERMINATION OF OPTION AGREEMENTS AND STOCK REDEMPTION AND CROSS PURCHASE AGREEMENT. The option agreements and stock redemption and cross purchase agreement described in Exhibit 4.6 shall have been terminated.

          8.8 TAX OPINION. The Shareholders shall have received a favorable opinion, satisfactory to Bitterman and the other Shareholders from tax counsel selected by Bitterman and addressed to the Shareholders, to the effect that the transaction contemplated under this agreement shall qualify as a valid "Hybrid Type A" reorganization under Section 368 of the Code, applicable regulations and law, and that the receipt by the Shareholders of the AII Common Stock portion of the Merger Amount will not give rise to the recognition of gain or loss.

                                    ARTICLE 9

                                     CLOSING

          9.1 CLOSING. The consummation of the transaction contemplated in this Agreement (the "Closing") shall be held at 10:00 a.m. on December 20, 1996 or at such other time and date as the parties shall mutually agree (the "Closing Date") and shall be effective as of the actual Closing Date. The Closing shall be held at the offices of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips, 9601 Wilshire Boulevard, Beverly Hills, California 90210, or any other place as the parties shall mutually agree.

          9.2 TRANSACTIONS AT THE CLOSING. At the Closing, the following shall occur:

               (a) API shall pay the cash portion of the Merger Amount which is to paid at the Closing.

               (b) The Shareholders shall deliver the certificates representing the Shares to API, endorsed in blank or accompanied by executed blank stock powers.

               (c) Bitterman and the Corporation shall deliver to API the certificate referred to in Section 7.5.

               (d) API shall deliver to the Shareholders the certificate referred to in Section 8.4.

               (e) The Corporation shall deliver to API the opinion letter described in Section 7.9.

               (f) API shall deliver to the Shareholders the opinion letter described in Section 8.6.

               (g)  API and Bitterman shall deliver the Consulting
     Agreement.

               (h)  API and Bitterman shall deliver the Non-Competition
     Agreement.

               (i) The Corporation shall deliver the resignations of all of the officers and directors of the Corporation and the Subsidiary.

               (j) The Corporation shall deliver evidence that the Bitterman Employment Agreement and the option agreements and stock redemption and cross purchase agreement referred to Exhibit 4.5 (items 2 and 4) have been terminated.

               (k) API and the Corporation shall execute and deliver to each other the Article of Merger and cause the same to be delivered with appropriate fees for filing to the Secretary of States of Minnesota and Delaware.

                                   ARTICLE 10

                          SURVIVAL OF REPRESENTATIONS,
                            WARRANTIES AND AGREEMENTS

          10.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding AII's and API's investigation of the affairs of the Corporation, and excluding facts actually discovered or determined by AII or API pursuant to such investigation, AII and API shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Corporation and Bitterman contained in this Agreement or the Exhibits attached hereto but only with respect to all matters referred to in Section 11.2, 11.3 or 11.4 herein. To the extent any of parties hereto have, prior to Closing, actual knowledge of any facts or circumstances which constitutes a violation of, or which is otherwise inconsistent with any representation or warranty made by any other part under this Agreement then, in such event, the party possessing such knowledge shall, upon Closing, be deemed to have waived and released any claim or right against such other party under
     Section 11.1 (but NOT Section 11.2, 11.3, 11.4) or any section of this Agreement, other than Sections 11.2, 11.3 and 11.4, based on such facts or circumstances.

          10.2 PERIOD OF SURVIVAL. All representations, warranties, covenants and agreements of any of the parties hereto shall survive the Closing to the extent as is set forth in Section 11.1.3 below.

                                   ARTICLE 11

                                 INDEMNIFICATION

          11.1 OBLIGATIONS TO INDEMNIFY.

               11.1.1  Subject to the time limitations set forth in Section
     11.1.3 below, Bitterman shall indemnify, defend and hold harmless API (and their affiliates and assigns) from and against all claims, losses, liabilities, damages, deficiencies, payments, costs and expenses actually incurred (including interest, penalties and attorneys' fees) (collectively "General Losses"), directly resulting from a breach of the covenants, representations and warranties of Bitterman and/or the Corporation contained in this Agreement; provided, however, that Bitterman shall not be liable under this
     Section 11.1.1 unless and until the aggregate amount of General Losses exceeds the aggregate amount of $75,000.00 minus the Professional Fees (the "Threshold Amount") and then only to the extent of such excess. The obligations of Bitterman under this Section 11.1.1 and Sections 11.2, 11.3 and 11.4 are referred to in this Agreement as an "Indemnification." Notwithstanding any statement to the contrary contained herein, neither Bitterman nor any of the Shareholders shall have any responsibility or liability, under any Indemnification herein or otherwise, for any General Losses arising from any act or omission of AII or API.

               11.1.2  Subject to the time limitations set forth in Section
     11.1.3 below, AII and API shall jointly and severally indemnify, defend and hold harmless Bitterman and the other Shareholders from and against all General Losses directly resulting from a breach of the covenants, representations and warranties of AII and API contained in this Agreement. The obligations of AII and/or API under this Section
     11.1.2 are also referred to in this Agreement as an "Indemnification."

               11.1.3 No party shall have any obligation under this Agreement with respect to any claim of breach or Indemnification where notice thereof is not given to the party against whom Indemnification is sought, within the one (1) year period commencing on the Closing Date, except for (i) claims of fraud or intentional misrepresentation, which shall survive the Closing indefinitely; and (ii) claims with respect to any Tax Return or Taxes under Section 4.2 or any claims with respect to Sections 4.18, 11.2, 11.3 or 11.4 herein, which shall survive for the applicable statute of limitations under the Code or other applicable law.

          11.2 GENERAL TAX INDEMNIFICATION BY BITTERMAN. Bitterman shall, under the Indemnification described in Section 11.1.1 above, and subject to the limitations and other terms and conditions with respect thereto set forth in this Article 11, also indemnify, defend and hold harmless, on an actual net after-tax basis, API and the Corporation from and against any liability for Taxes attributable to the operations or transactions of the Corporation resulting from any assessment or proposed assessment (an "Asserted Tax Liability") by any taxing authority with respect to any taxable year or that portion of any taxable year of the Corporation ending on or before the Closing Date, or ending after the Closing Date if it includes a pre-Closing Date period, but only to the extent the Taxes payable in respect thereof were properly due and payable on or before the Closing Date, including interest and penalties due thereon and also including, to the extent otherwise provided in this Agreement, any expenses reasonably incurred by API and the Corporation as a result of contesting such Asserted Tax Liability. Notwithstanding anything to the contrary contained in this Section 11.2, Bitterman shall have no obligation under this Section 11.2 to indemnify API for any taxes, interest or penalties imposed as a result of any act or omission taken by the Surviving Corporation from and after the Closing Date except to the extent that such taxes, interest or penalties would have been imposed had the Closing not taken place and the Surviving Corporation had not engaged in any such act or omission.

          Since payments under this Section 11.2 may be taxable, the term "on an actual net after-tax basis" as used in this Section 11.2 means the payments under this Section 11.2 will be grossed up to provide for the taxes due on such payments, if any, after consideration of all corresponding deductions or other present or future tax savings or other benefits which may accrue or be available to API, AII or the Surviving Corporation as a result thereof. In the event of any claim of liability against Bitterman under this Section 11.2, API or its designated representative shall comply with the procedure specified in
     Section 11.5 below and shall keep Bitterman fully and timely informed with respect to the commencement, status and nature of any Asserted Tax Liability and shall, in good faith, allow Bitterman, at his sole expense, to participate in any proceeding related thereto and to make comments to API or its representative, regarding the conduct of or positions taken in any such proceeding or related proceeding. In no event shall API enter into any settlement or resolution of any pending tax related disputes involving the same or any related governmental agency without the consent of Bitterman, which consent shall not be unreasonably withheld, regardless of whether any liability is asserted against Bitterman for such related tax matter hereunder.

          11.3 ESOP INDEMNIFICATION BY BITTERMAN. Bitterman shall, under the Indemnification described in Section 11.1.1 above, and subject to the limitations and other terms and conditions with respect thereto set forth in this Article 11, also indemnify, defend and hold harmless, API and the Corporation from and against any General Losses attributable to the ESOP, its trustees, beneficiaries or administrators and the establishment, operation, termination or liquidation of the ESOP.

          11.4 EMPLOYMENT INDEMNIFICATION BY BITTERMAN. Bitterman shall, under the Indemnification described in Section 11.1.1 above, and subject to the limitations and other terms and conditions with respect thereto set forth in this Article, also indemnify, defend and hold harmless, API and the Corporation from and against any General Losses with respect to any employee or independent contractor of the Corporation alleging that on or before the Closing Date the Corporation or any of its shareholders, directors, officers, employees or agents did not on behalf of the Corporation substantially comply with all applicable laws relating to such employee or contractor (including, without limitation, laws relating to wages, hours, equal opportunity, sexual harassment, collective bargaining and the payment of social security and other federal, state and local taxes).

          11.5 INDEMNIFICATION PROCEDURE. In the event of any claims of Indemnification under this Agreement, the party claiming the right to Indemnification (the "Indemnified Party") shall notify the party against whom Indemnification is sought (the "Indemnifying Party") of such claim within a commercially reasonably time not to exceed thirty
     (30) days following receipt of actual knowledge by the Indemnified Party of the facts upon which such claim is based. Thereafter:

               11.5.1 If the basis of such claim is a legal, governmental, or administrative proceeding, the Indemnifying Party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an Indemnification obligation hereunder. If the Indemnifying Party elects to defend any proceeding, it shall notify the Indemnified Party within thirty (30) days of the delivery of notice of such claim of such election, acknowledge its obligation to provide the Indemnification and shall have full control over the conduct of such proceeding, although the Indemnified Party shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be unreasonably withheld. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such proceeding. If the Indemnifying Party does not provide such notice and acknowledgement within such thirty (30) day period, the Indemnified Party shall be free to pay, compromise or defend such claim following fifteen (15) days prior notice thereof to the Indemnifying Party and may pursue against the Indemnifying Party any remedies available in law or equity, including, but not limited to, rights to offset, if applicable, as described in Section 11.6 below.

               11.5.2 If the basis of such claim is not a legal, governmental, administrative proceeding, the Indemnifying Party shall have thirty (30) days after receiving notice of such claim from the Indemnified Party to cure the basis for such claim. Except as otherwise provided in this Section 11.5.2 below, if the Indemnifying Party has not cured the basis for such claim within such time, the Indemnified Party shall be free to resolve the basis for such claim (by negotiation, settlement, payment or otherwise) and may pursue against the Indemnifying Party any remedies available in law or equity, including, but not limited to, rights to offset, if applicable, as described in Section 11.6 below. Notwithstanding the foregoing, however, in the event the Indemnifying Party, within such time, commences and pursues, in good faith, any contest or other course of action reasonably intended to resolve the basis for such claim which cannot be concluded within such time for any reason other than delay on the part of the Indemnifying Party then, in such event, and provided the Indemnified Party is not hereby prejudiced, such time period shall be deemed extended to the extent reasonably necessary under the circumstances for the Indemnifying Party to cure the basis for such claim.

               11.5.3 Notwithstanding any statement to the contrary contained herein, in the event any party has a claim of Indemnification against Bitterman hereunder which falls within the Threshold Amount, Bitterman shall be entitled to notice thereof in accordance with this Section 11.5 from such party.

               11.5.4 The Indemnifying Party may object to any claim of Indemnification by notice of timely objection to the Indemnified Party given within thirty (30) days of the Indemnified Party's notice of such claim. If such objection is timely made, and the parties are unable to resolve the same by mutual agreement within ten (10) days thereafter, then, the matter shall be resolved by arbitration in accordance with the American Arbitration Association Rules of Commercial Arbitration, in Minneapolis, Minnesota, upon demand of either party.

          11.6 OFFSET. In the event API becomes entitled to Indemnification for a finally determined amount under this Article 11 hereof with respect to any General Losses actually incurred by the Corporation in excess of the Threshold Amount, API may, in its sole and absolute discretion, elect to offset such amount against any amounts (whether principal, interest or otherwise) thereafter due to Bitterman from API under the Consulting Agreement or the Non-Competition Agreement. The parties hereby acknowledge that API has not hereby made an election of remedies in reserving such offset rights, or in exercising any such offset rights from time to time; that Bitterman is and shall, unless otherwise provided herein, remain liable for any and all of his obligations pursuant to this Agreement; and that API may, with respect to any General Losses pursue any other remedy at law or equity directly against Bitterman. API's offset rights herein set forth represent neither a liquidation of damages nor a limitation of liability, but a source of funds which may, but need not, be utilized in satisfaction of any General Loss actually incurred by and finally determined to be due to API hereunder.

                                   ARTICLE 12

                                  MISCELLANEOUS

          12.1 PUBLICITY. Except as may otherwise be required by law, no publicity release or other general public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be made by Shareholders or the Corporation without advance approval thereof by API.

          12.2 NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three business days after the date of deposit in the United States mails, as follows:

               (i)  if to AII or API to:

                    Ambassadors International, Inc.
                    500 Newport Center Drive
                    Suite 900
                    Newport Beach, California 92660
                    Attention:  Mr. John Ueberroth
                    with a copy to:

                    Richman, Lawrence, Mann, Greene,
                         Chizever, Friedman & Phillips
                    9601 Wilshire Boulevard, Penthouse
                    Beverly Hills, California 90210-5270
                    Attention:  Gerald M. Chizever, Esq.

               (ii) if to the Corporation to:

                    Bitterman & Associates, Inc.
                    2600 Fernbrook Lane, Suite 124
                    Plymouth, Minnesota 55447
                    Attention:  Mr. Richard E. Fordyce

                    if to Bitterman to:

                    Mr. Michael H. Bitterman
                    c/o Mr. Joseph Christensen
                    5101 Vernon Avenue, Suite 400
                    Edina, Minnesota  55436
                    in each case, with a copy to:

                    Snelling, Christensen & Laue, P.A.
                    5101 Vernon Avenue South, Suite 400
                    Minneapolis, Minnesota 55436
                    Attention:  Joseph J. Christensen, Esq.

     Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

          12.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits) contains the entire agreement among the parties with respect to the Merger and related matters and transactions, as set forth herein, and supersedes all other prior agreements, written or oral, with respect to the subject matter of this Agreement, including but not limited to that certain Memorandum of Understanding between AII and the Corporation dated October 15, 1996.

          12.4 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party against whom the waiver is sought to be enforced. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.

          12.5 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota.

          12.6 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and legal representatives. This Agreement is not assignable, except by operation of law or by API to any nominee which is also a wholly owned subsidiary of AII.

          12.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          12.8 EXHIBITS. The Exhibits are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          12.9 LEGAL ACTION. In the event that any party hereto institutes arbitration or legal action in connection with a breach or default or other legal disputes hereunder, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in connection with such arbitration or action. Such arbitration or action shall be initiated only in the State of Minnesota.

          12.10 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

          12.11 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement shall be deemed unenforceable under applicable law by a court having jurisdiction, such provision shall be unenforceable, without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

          12.12 MODIFICATION. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by the parties hereto.

                                   ARTICLE 13

                                   SIGNATURES

     IN WITNESS WHEREOF, this Agreement has been executed and delivered on behalf of each of the parties hereto as of the day and year first above written.

                                  /s/Michael H. Bitterman
                                  -------------------------------------
                                  MICHAEL H. BITTERMAN


                                  BITTERMAN & ASSOCIATES, INC.

                                  By: /s/Richard E. Fordyce
                                  -------------------------------------
                                  Richard E. Fordyce, President


                                  AMBASSADORS INTERNATIONAL, INC.

                                  By: /s/John Ueberroth
                                  -------------------------------------
                                  John A. Ueberroth, President


                                  AMBASSADOR PERFORMANCE IMPROVEMENT, INC.

                                  By: John A. Ueberroth
                                  -------------------------------------


                                  Its: President
                                  -------------------------------------

                                    EXHIBITS



     Exhibit 1.1         Articles of Merger
     Exhibit 3.1         Consulting Agreement
     Exhibit 3.2         Non-Competition Agreement
     Exhibit 3.5         Investment Representations
     Exhibit 3.7         AII 1995 Equity Participation Rights
     Exhibit 4.2         Consents and Approvals
     Exhibit 4.3         Foreign Jurisdictions
     Exhibit 4.5         Title to Shares
     Exhibit 4.6         Options
     Exhibit 4.8         Corporate Records
     Exhibit 4.10        Certain Changes
     Exhibit 4.11        Contracts
     Exhibit 4.12A       Liens
     Exhibit 4.12B       Fixed Assets
     Exhibit 4.13        Leases
     Exhibit 4.14        Intangibles
     Exhibit 4.17        Employment Agreements
     Exhibit 4.18        Pension Plans
     Exhibit 4.19        Insurance
     Exhibit 4.20        Licenses
     Exhibit 5.2         Consents and Approvals